EXHIBIT 10.1

April 28, 2021

Approved by the Compensation Committee and effective as of May 14, 2021

Strictly Private & Confidential

Joseph Sparacio

jspara@comcast.net

Dear Joe,

I am writing to confirm our agreement with respect to your service as Interim Chief Financial Officer of IMAX Corporation ("IMAX" or the "Company").

We have agreed as follows:

Title:Interim Chief Financial Officer

Reporting to:	Rich Gelfond, CEO

Duration:	Start date: June 1, 2021

End date: When a new CFO begins employment at the Company, which the parties anticipate to be no later than December 31, 2021

Work schedule:	Average of three days per week

Salary:	Your annualized salary will be $500,000 USD, less applicable withholding taxes.

Signing Equity Grant:

As soon as practicable following your start date you will be eligible for a one-time equity award in the form of Restricted Share Units (RSUs) under the Company’s Second Amended and Restated Long-Term Incentive Plan (the “LTIP”) with an aggregate grant date fair market value equal to $650,000 USD (the “Signing Grant”). The Signing Grant will be subject to the terms and conditions of the LTIP and it will vest upon the successful completion of the end of your term as Interim CFO.

Bonus:	You will not be eligible to participate in the IMAX performance bonus program.

Travel Expenses:	You may expense and be reimbursed for reasonable business expenses including car expenses as a result of traveling into the New York office such as gas, tolls and parking when needed.

Benefits:

You will be eligible to participate in the Company’s employee benefit plans and as requested, this will start 60 days after your start date. These plans will be consistent with the plans given to Executive Vice Presidents at the Company including health benefits, life insurance, and auto enrolment into the Company’s 401(k) plan.

Location:	Your principal working arrangement will be remote with travel to the Company’s New York City office as required.

Background Check:	This offer is subject to the satisfactory completion of a background check, including a criminal record check.

You will be required to review and acknowledge by way of signature the IMAX Code of Business Conduct and Ethics, the IMAX Confidentiality and Non-Competition Agreement, and the IMAX Anti-Bribery and Anti-Corruption policy prior to your start date.

Please indicate your formal acceptance by signing this offer and returning via email to me by April 29, 2021 at jbassani@imax.com.

Sincerely,

/s/ Jacqueline Bassani/s/ Kenneth Weissman

Jacqueline BassaniKenneth Weissman

EVP & Chief People OfficerSVP, Legal Affairs and Corporate Secretary

May 14, 2021

I accept the above offer of employment as written.

__/s/ Joseph Sparacio_______________

Joseph Sparacio

_4/28/21________________

Date